Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez
(609) 452-4807
www.covance.com

COVANCE GROWS 2004 EPS 26% TO $1.52/SHARE

– 4Q Revenue Growth Accelerates to 11.5% and Operating Margin Increases to 14.2% –

– Backlog Grows $138 Million Sequentially and 29% Year-Over-Year to $1.46 Billion –

Princeton, New Jersey, January 26, 2005 – Covance Inc.  (NYSE: CVD) today reported earnings for its fourth quarter ended December 31, 2004 of $0.42/diluted share, up 31% from the fourth quarter of 2003, and full-year earnings of $1.52/diluted share, a 26% increase over full-year 2003.

“Covance’s balanced portfolio of market leading drug development service offerings led us to achieve annual net revenues topping the $1 billion mark for the first time and earnings growth of at least 25% for the fourth consecutive year.  In addition, record fourth quarter and full-year orders drove annual backlog growth of 29%, positioning us for strong revenue growth in 2005,” said Joe Herring, Covance’s President and Chief Executive Officer.  “During the fourth quarter, Covance experienced a greater balance of revenue growth and operating margin performance between our Early Development and Late-Stage Development segments.  Early Development’s results were strong, with revenue growing 12.6% and operating margins at a solid 22.9%.  These results were again led by toxicology and chemistry, which more than offset the continuing impact from the European Clinical Trial Directive in our Early Development segment.  Late-Stage Development achieved revenue growth of 10.6% and operating margin of 17.1%.  Late-Stage revenue growth was broad-based and included particularly strong performances in our health economics, periapproval, and central diagnostics service offerings.  Sequential growth in both revenue and margin was experienced by central laboratories as kit volume increased solidly over third quarter levels.”

“Covance’s continued emphasis on operational and service excellence underpinned the record level of new orders experienced in 2004.  It also allowed us to continue improving productivity and margins.  The $138 million sequential increase in backlog was led by exceptional performances in central laboratories and clinical development.  It is gratifying to see a continued increase in multi-capability, integrated awards and strategic contracts from our clients.  For the third year in a row we have delivered strong productivity gains, as evidenced by the 13% growth in revenue per employee and 25% growth in operating margin per employee achieved in 2004.  We expect further operating margin expansion in 2005.”

“Looking forward, Covance will continue to focus on outstanding service delivery which has led to increased repeat work and more strategic relationships with clients.  We believe that the successful execution of these service-based strategies will provide long-term value creation for our shareholders.  For 2005, we continue to target earnings per share in the range of $1.81-$1.86 (excluding the impact of expensing stock options under SFAS 123R).”

Consolidated Results

($ in millions except EPS)	4Q04	4Q03	Change	FY 2004	FY 2003	Change
Net Revenues	$268.9	$241.1	11.5%	$1,020.4	$940.3	8.5%
Reimbursable Out-of-Pockets	$13.5	$7.9		$36.0	$33.9
Total Revenues	$282.4	$249.0		$1,056.4	$974.2

Costs and Expenses	$230.6	$210.1	9.8%	$880.0	$823.7	6.8%
Reimbursable Out-of-Pockets	$13.5	$7.9		$36.0	$33.9
Total Costs and Expenses	$244.1	$218.0		$916.0	$857.6

Operating Income	$38.3	$31.0	23.3%	$140.5	$116.6	20.5%
Operating Margin %	14.2%	12.9%		13.8%	12.4%

Net Income	$27.3	$20.5	33.5%	$97.9	$76.1	28.6%
Diluted EPS	$0.42	$0.32	31.3%	$1.52	$1.21	25.6%

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Net revenue growth for the fourth quarter of 2004 accelerated to 11.5%.  Fourth quarter net revenues were $268.9 million, compared to $241.1 million in the fourth quarter of 2003.  Full year 2004 net revenues increased 8.5% to $1.02 billion compared to $940 million in the prior year.

Costs and expenses for the fourth quarter of 2004 increased 9.8% to $230.6 million compared to $210.1 million in the fourth quarter of 2003.  Full year 2004 costs and expenses increased 6.8% to $880.0 million compared to $823.7 million in the prior year.

Consolidated operating income for the fourth quarter of 2004 increased 23.3% to $38.3 million compared to $31.0 million in the fourth quarter of 2003.  Operating margin for the fourth quarter of 2004 was 14.2% compared to 12.9% for the fourth quarter of last year.  Full year 2004 operating income increased 20.5% to $140.5 million compared to $116.6 million in the prior year.  Full year operating margin increased 140 basis points to 13.8% in 2004.

Net income for the fourth quarter of 2004 increased 33.5% to $27.3 million or $0.42/diluted share compared to $20.5 million or $0.32/diluted share for the fourth quarter of last year.  Full year 2004 net income increased 28.6% to $97.9 million or $1.52/diluted share compared to $1.21/diluted share for the same period in 2003.

Operating Segment Results

Early Development

($ in millions)	4Q04	4Q03	Change	FY 2004	FY 2003	Change
Net Revenues	$121.7	$108.1	12.6%	$478.7	$411.4	16.4%
Operating Income	$27.8	$22.0	26.5%	$111.6	$83.3	33.9%
Margin %	22.9%	20.3%		23.3%	20.3%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, and Phase I clinical trial services.  Early Development net revenues for the fourth quarter of 2004 grew 12.6% to $121.7 million compared to $108.1 million in the fourth quarter of 2003.  Top line growth was driven by strong performance in toxicology and chemistry.  The European Clinical Trial Directive continued to adversely impact performance, particularly in our UK Phase I clinic.  For the full year 2004, net revenues grew 16.4% to $478.7 million compared to $411.4 million in the prior year.

Operating income for the fourth quarter of 2004 increased 26.5% to $27.8 million compared to $22.0 million for the fourth quarter of last year.  Operating margin for the fourth quarter of 2004 was 22.9%, up 260 basis points from the 20.3% recorded in the fourth quarter of the prior year.  Operating margin improvement was led by strong profitability in toxicology and chemistry.  Full year operating margin was 23.3% compared to 20.3% in the prior year.  Early Development’s full-year operating margin is expected to continue to increase in 2005.

Late-Stage Development

($ in millions)	4Q04	4Q03	Change	FY 2004	FY 2003	Change
Net Revenues	$147.2	$133.1	10.6%	$541.7	$528.9	2.4%
Operating Income	$25.2	$20.3	24.2%	$84.9	$79.2	7.1%
Margin %	17.1%	15.3%		15.7%	15.0%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (periapproval services and health economics and outcomes services), and central diagnostic services.  Fourth quarter Late-Stage Development net revenue growth accelerated to 10.6%.   Fourth quarter net revenues were $147.2 million as compared to $133.1 million in the fourth quarter of 2003 and grew 8.8% on a sequential basis.  Growth over the fourth quarter of 2003 was driven by strong performances in clinical development, commercialization services, and central diagnostics.  Sequential growth was driven primarily by continued ramping up of kit volumes in central laboratories and also by clinical development.  Full year revenues grew 2.4% to $541.7 million compared to $528.9 million in the prior year.

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Operating income for the fourth quarter of 2004 grew 24.2% to $25.2 million compared to $20.3 million in the fourth quarter of the prior year.  For the fourth quarter of 2004, operating margin was 17.1%, versus 15.3% for the fourth quarter last year and 16.0% reported last quarter.  Full year operating margin was 15.7% compared to 15.0% in the prior year.  Late-Stage Development’s full-year operating margin is expected to continue to increase in 2005.

Corporate Information

During the year, the Company’s backlog increased $325 million, or 28.6%, to a record $1.46 billion at December 31, 2004.  Backlog increased on a year-over-year and sequential basis in both Early Development and Late-Stage Development.

The Company reported an increase of $16.6 million in cash and cash equivalents in the fourth quarter to $177.7 million at December 31, 2004 from $161.1 million at September 30, 2004. The Company continues to have no debt outstanding.  During the quarter, the Company repurchased 0.84 million shares of its common stock under its Board authorized repurchase program at a total cost of $32.5 million.  In 2004, the company repurchased 3.49 million shares of its common stock at a total cost of $119.5 million.

For the year, operating cash flows were a record $163.1 million and capital spending was $72.9 million, resulting in free cash flow (cash from operations less capital spending) of $90.2 million.  In 2005, we expect capital spending to increase to approximately $130 million, about half of which will be used to expand Early Development capacity.  2005 free cash flow is expected to be approximately $40 million.  Net Days Sales Outstanding (DSO) improved to 51 days at December 31, 2004 from 56 days at September 30, 2004.

The Company’s investor conference call will be webcast on January 27 at 9:00 am EST.  The CEO commentary and presentation slides are available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1 billion, global operations in 18 countries, and approximately 6,700 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits follow

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COVANCE INC.

INCOME STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2004 AND 2003

(Dollars in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
	(UNAUDITED)
Net revenues	$268,857	$241,112	$1,020,429	$940,300
Reimbursable out-of-pockets	13,487	7,853	35,968	33,910
Total revenues	282,344	248,965	1,056,397	974,210

Costs and expenses:
Cost of revenue	179,995	161,205	677,945	634,722
Reimbursed out-of-pocket expenses	13,487	7,853	35,968	33,910
Selling, general and administrative	38,663	36,928	155,656	143,179
Depreciation and amortization	11,943	11,950	46,354	45,824
Total	244,088	217,936	915,923	857,635

Income from operations	38,256	31,029	140,474	116,575

Other (income) expense, net:
Interest (income) expense, net	(865)	(20)	(2,290)	191
Foreign exchange transaction (gain) loss, net	(476)	349	238	683
Other (income) expense, net	(1,341)	329	(2,052)	874

Income before taxes and equity investee earnings	39,597	30,700	142,526	115,701

Taxes on income	12,464	10,363	45,532	40,021

Equity investee earnings	177	117	953	456

Net income	$27,310	$20,454	$97,947	$76,136

Basic earnings per share	$0.44	$0.33	$1.57	$1.23

Weighted average shares outstanding — basic	62,382,374	62,318,214	62,474,345	61,757,019

Diluted earnings per share	$0.42	$0.32	$1.52	$1.21

Weighted average shares outstanding — diluted	64,406,413	64,097,404	64,644,149	63,081,457

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COVANCE INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 and 2003

(Dollars in thousands)

	December 31 2004	December 31 2003

ASSETS
Current Assets:
Cash & cash equivalents	$177,712	$171,600
Accounts receivable, net	178,518	156,799
Unbilled services	63,220	44,053
Inventory	40,999	39,926
Deferred income taxes	8,042	6,230
Prepaid expenses and other current assets	40,463	31,246
Total Current Assets	508,954	449,854

Property and equipment, net	319,747	284,413
Goodwill, net	56,876	56,876
Other assets	39,108	16,482

Total Assets	$924,685	$807,625

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,346	$20,129
Accrued payroll and benefits	63,143	50,433
Accrued expenses and other current liabilities	39,722	37,035
Unearned revenue	87,325	82,227
Income taxes payable	4,590	—
Total Current Liabilities	219,126	189,824

Deferred income taxes	46,104	36,776
Other liabilities	21,769	17,044
Total Liabilities	286,999	243,644

Stockholders’ Equity:
Common stock	700	663
Paid-in capital	289,952	199,534
Retained earnings	493,192	395,245
Cumulative translation adjustment	41,451	21,960
Treasury stock	(187,609)	(53,421)
Total Stockholders’ Equity	637,686	563,981

Total Liabilities and Stockholders’ Equity	$924,685	$807,625

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COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003

(Dollars in thousands)

	Twelve Months Ended December 31
	2004	2003
Cash flows from operating activities:
Net income	$97,947	$76,136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,354	45,824
Stock issued under employee benefit and stock compensation plans	13,473	12,992
Deferred income tax provision	7,516	15,953
Other	(420)	923
Changes in operating assets and liabilities:
Accounts receivable	(21,719)	2,569
Unbilled services	(19,167)	(4,980)
Inventory	(1,073)	546
Accounts payable	4,217	(3,994)
Accrued liabilities	15,397	(10,523)
Unearned revenue	5,098	(9,454)
Income taxes payable	20,789	—
Other assets and liabilities, net	(5,326)	14,173
Net cash provided by operating activities	163,086	140,165

Cash flows from investing activities:
Investment in affiliate	(20,741)	—
Capital expenditures	(72,887)	(62,639)
Other, net	142	39
Net cash used in investing activities	(93,486)	(62,600)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	60,783	27,685
Purchase of treasury stock	(134,188)	(15,883)
Net cash (used in) provided by financing activities	(73,405)	11,802

Effect of exchange rate changes on cash	9,917	6,320

Net change in cash and cash equivalents	6,112	95,687

Cash and cash equivalents, beginning of period	171,600	75,913

Cash and cash equivalents, end of period	$177,712	$171,600

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